Exhibit 3.38

MC-318246 Certificate Of Incorporation I, JOY A. RANKINE Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by Noble SA Limited an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 28th day of December Two Thousand Sixteen REGISTRAR OF COMPANIES EXEMPTED CAYMAN ISLANDS Given under my hand and Seal at George Town in the Island of Grand Cayman this 28th day of December Two Thousand Sixteen Assistant Registrar of Companies, Cayman Islands. Authorisation Code : 209849094617 www.verify.gov.ky 28 December 2016